FIRST AMENDMENT TO THE
INVESTMENT ADVISORY AGREEMENT

THIS AMENDMENT, dated as of the 1st day of May, to the Investment Advisory Agreement, dated as of November 3, 2015, as amended, (the "Advisory Agreement") is entered into by and between Series Portfolios Trust, a Delaware business trust (the "Trust"), on behalf of its separate series listed on Schedule A of the Agreement, and Weiss Multi-Strategy Advisers LLC (the "Advisor").

RECITALS

WHEREAS, the parties have entered into an Advisory Agreement; and

WHEREAS, the parties desire to amend Section 7(f) to the Advisory Agreement; and

NOW, THEREFORE, the parties agree as follows:

Section 7(f) of the Advisory Agreement is hereby amended as follows:

(f) Any such reductions made by the Adviser in its fees or payment of expenses which are the Fund's obligation are subject to recoupment, if so requested by the Adviser, in subsequent   fiscal years provided the aggregate amount actually paid by the Fund toward the operating   expenses for such fiscal year (taking into account the recoupment) does not exceed the annual limits. The Adviser may recoup fees waived and expenses reimbursed in any fiscal year of the   Fund for three fiscal years from the date on which the fee waiver or expense reimbursement occurred. Any such recoupment is contingent upon Board of Trustees review and approval at the time the recoupment is made and such recoupment must be made in accordance with applicable guidance of the staff of the Securities and Exchange Commission. Such recoupment may not be paid prior to the Fund's payment of current ordinary operating expenses.

Except to the extent amended hereby, the Advisory Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

SERIES PORTFOLIOS TRUST	WEISS MULTI-STRATEGY ADVISERS LLC

By: /s/ John Hedrick	By: /s/ Pierce Archer
Name: John Hedrick	Name: Pierce Archer
Title: President	Title: Senior Vice President